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                                                                   EXHIBIT 23.1
                                                                   ------------



The Board of Directors and Stockholders
CellStar Corporation


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-87754 and 333-23381) and Form S-3 (No. 333-41753) of CellStar
Corporation of our report dated January 12, 1999, relating to the consolidated balance sheets of CellStar Corporation and subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended November 30, 1998, and the related schedule, which report appears in the November 30, 1998 annual report on Form 10-K of CellStar Corporation.



                                                  /s/ KPMG LLP



Dallas, Texas
February 24, 1999